1 Rick Nadeau Chief Financial Officer February 8, 2018 Helping Government Serve the People®

2 Forward-looking Statements & Non-GAAP Information These slides should be read in conjunction with the Company’s most recent quarterly earnings press release, along with listening to or reading a transcript of the comments of Company management from the Company’s most recent quarterly earnings conference call. This document may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. These measures should be used in conjunction with, rather than instead of, their comparable GAAP measures. For a reconciliation of non-GAAP measures to the comparable GAAP measures presented in this document, see the Company’s most recent quarterly earnings press release. Throughout this presentation, numbers may not add due to rounding. A number of statements being made today will be forward-looking in nature. Such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in our SEC filings. We encourage you to review the summary of these risks in Exhibit 99.1 to our most recent Form 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

Total Company Results – First Quarter of FY 2018

($ in millions, except per share data)	Q1 FY18	Q1 FY17	% Change
Revenue			
Health Segment	$ 352.1	$ 340.7	3%
U.S. Federal Segment	133.0	141.3	(6%)
Human Segment	138.1	125.5	10%
Total	**$ 623.1**	**$ 607.6**	3%
Operating Income			
Health Segment	$ 57.6	$ 50.1	15%
U.S. Federal Segment	16.7	17.9	(7%)
Human Segment	8.1	11.8	(32%)
Segment Income	**$ 82.4**	**$ 79.8**	3%
Intangibles amortization	(2.7)	(3.4)	
Restructuring costs[1]	-	(2.2)	
Other[2]	-	(0.4)	
Total	**$ 79.7**	**$ 73.8**	8%
Operating Margin %	12.8%	12.1%	
Income tax expense	**$ 19.9**	**$ 26.9**	
Income tax rate	**24.9%**	**36.7%**	
Net Income attributable to MAXIMUS	**$ 59.1**	**$ 46.7**	27%
Diluted EPS - GAAP	**$ 0.89**	**$ 0.71**	25%

- Passage of Tax Cuts and Jobs Act in the U.S. created significant benefits for MAXIMUS
- As a profitable, high-cash conversion business with the majority of our earnings in the U.S., we have historically had a high income tax rate
- Reduction of the corporate income tax rate will increase MAXIMUS earnings, including the benefit in Q1 FY18
- Revenue increase driven by Health Services and Human Services Segments, which offset expected declines in U.S. Federal Services Segment; part of increase due to favorable foreign exchange movements
- Total company operating margin improved 70 basis points to 12.8% compared to Q1 FY17
- With the benefit of tax reform, our effective income tax rate in Q1 FY18 was 24.9% and GAAP diluted EPS were $0.89

[1] During FY17, we incurred restructuring costs for U.K. Human Services business.
[2] Other costs and credits relate to SG&A balances that do not relate directly to segment business activities. During Q1 FY17, we incurred $0.4M of legal costs related to a matter that occurred in FY09. This matter was settled in Q3 FY17.

MAXIMUS 3 Helping Government Serve the People®

4 Long-Term Favorable Impacts from Tax Cuts and Jobs Act Q1 FY18 Provision for income taxes ($M) Effective Income Tax Rate EPS Q1 FY18 results, as reported $ 19.9 24.9% $ 0.89 Impact from reduction from U.S. federal income tax rate1 6.4 Non-recurring deferred tax assets and liabilities2 10.6 Non-recurring toll tax3 (9.5) Estimated Q1 FY18 results, excluding tax reform benefits4 $27.4 34.2% $0.78 1 Reduction to the U.S. federal income tax rate from 35% to 24.5% in the quarter reduced our income tax provision 2 Recorded a reduction to income tax provision with respect to deferred tax assets and liabilities because of the impact of lower U.S. federal tax rates on the reversal of differences between financial reporting and tax accounting 3 Analyzed and recorded an increase to our income tax provision from taxation of foreign retained earnings (also known as “toll tax”) as the U.S. transitions to a territorial tax system 4This is a “non-GAAP” number provided to assist users of our financial statements in understanding the effects of the Tax Cuts and Job Act. It is important to recognize that the law also creates some negative impacts related to the deductibility of executive compensation and certain business expenses that will not impact the Company until FY19. The lower U.S. federal blended tax rate of 24.5% will reduce our effective income tax rate to an estimated 26% to 28% for FY18

5 Health Services Segment Q1 FY18 Revenue • Increase driven by organic growth and favorable currency exchange rates Q1 FY18 Operating Margin • Segment is comprised of a sizeable portfolio of contracts; contract maturity helped contribute to strong operating margins in Q1 FY18 Year-Over-Year U.K. Health Assessment Advisory Service (HAAS) Improvements • HAAS also contributed to Y/Y margin expansion; contract experienced improved efficiencies complemented by good service delivery • This resulted in a lower level of penalties and better margins in Q1 FY18 when compared to Q1 FY17 • As a reminder, HAAS is a cost-reimbursable contract with incentives and penalties tied to maintaining key service-level targets Revenue Health Services 352.1$ 340.7$ 3% Operating Income Health Services 57.6$ 50.1$ 15% Operating Margin % 16.4% 14.7% % Change($ in millions) Q1 FY18 Q1 FY17

6 U.S. Federal Services Segment Revenue U.S. Federal Services 133.0$ 141.3$ (6%) Operating Income U.S. Federal Services 16.7$ 17.9$ (7%) Operating Margin % 12.6% 12.7% % Change($ in millions) Q1 FY18 Q1 FY17 Q1 FY18 Financial Results • As expected, revenue decrease was due to some contracts that ended, including subcontract for Department of Veterans Affairs that ended in April 2017; segment continues to execute well on the bottom-line Temporary Support Work • As mentioned last quarter, awarded temporary work as a subcontractor in support of disaster relief efforts • In late November, the agency notified the prime contractor that these efforts should be reduced immediately • As a result, revenue from this work will be less than our initial forecasts • This, coupled with a recent loss of a rebid, has changed our revenue outlook for this segment; we expect revenue from the U.S. Federal Services Segment will run closer to $500M for FY18 Business Development • Successfully secured spots on some additional new contract vehicles, which will help in the long run • While we are disappointed with recent setbacks, we are committed to amplifying our business development efforts and have taken steps to make investments and secure fresh resources for these initiatives

7 Human Services Segment Revenue Human Services 138.1$ 125.5$ 10% Operating Income Human Services 8.1$ 11.8$ (32%) Operating Margin % 5.8% 9.4% ($ in millions) Q1 FY18 Q1 FY17 % Change Q1 FY18 Revenue • Increase driven by revenue from our Australian operations, and to a lesser extent, favorable foreign exchange rates • Both of these more than offset the expected revenue declines from the wind down of the U.K. Work Programme Q1 FY18 Operating Margin • As expected, operating margin unfavorably impacted by start-up losses on new contracts that are in start-up phase and higher pass-through revenue in Australia

8 Cash Flows, DSOs, Cash and Capital Allocation $ in millions Q1 FY18 Cash flow from operations $37.9 Cash paid for property, equipment & capitalized software ($6.5) Free cash flow $31.4 Days Sales Outstanding (DSO) • 69 days at December 31, 2017, in-line with our expectations and consistent with the prior year Q1 FY18 Balance Sheet • Cash and cash equivalents totaling $196.9M at December 31, 2017 Capital Allocation & Tax Reform • Committed to sensible uses of cash and a disciplined approach to cash deployment • New U.S. tax reform law also improves our cash flows • Irrespective of the new law, we were already committed to investing more in new digital and innovative technologies, including related operating expenses of people and processes required to enhance returns from these investments • U.S. tax reform law will make these types of investment decisions more compelling and encourage us to invest more quickly in order to take advantage of enhanced economic returns

9 Raising EPS, Cash Flow and Free Cash Flow Guidance Fiscal 2018 Guidance New Old Notes Revenue $2.475B - $2.550B $2.475B - $2.550B Bias toward lower half of the revenue range due to lowered outlook from U.S. Federal Services Segment (now expect U.S. Federal Services Segment to run closer to $500 million for FY18 with revenue in 1H FY18 and 2H FY18 to be about the same and revenue in Q2 FY18 to be lower than Q1 FY18) GAAP Diluted EPS $3.30 - $3.50 $2.95 - $3.15 Increasing by $0.35 as a result of U.S. tax reform Cash provided by operations $225M - $275M $200M - $250M Increasing by $25M Free cash flow $195M - $245M $170M - $220M Increasing by $25M Estimated Effective Income Tax Rates FY18 FY19 Effective income tax rate 26% to 28% 26% to 28%

10 Richard Montoni Chief Executive Officer Bruce Caswell President February 8, 2018 Helping Government Serve the People®

11 Chief Executive Officer Transition • Bruce will succeed as CEO effective April 1, 2018 • Working together to ensure a smooth transition • The time is right and Bruce is the right person to guide MAXIMUS in the future • Key accomplishments during Rich’s tenure as CEO: − helping governments implement major reform efforts − expanding into new geographies − divesting non-core businesses − implementing the structures and processes to better manage enterprise risk − incorporating acquired solutions and skills sets • Rich’s vision helped transform MAXIMUS into a highly focused, preeminent partner to governments around the globe Bruce Caswell, President & Incoming CEO Richard Montoni, Outgoing CEO & Newly Appointed Special Advisor to the CEO

12 Transforming to Meet the Needs of Clients 1 2 Digital Transformation Clinical Evolution Operating in a changing and competitive world Clients expect continual evolution and innovation Constantly seeking ways to create more efficiencies and improve service delivery MAXIMUS is already transforming to meet the demands of our clients

13 Digital Transformation Cultural Shift • Digital disruption within the government services market and new models for engagement and efficiencies • We are implementing a roadmap across all of our markets looking at the pace of digital adoption and the impact of various digital enablers Digital Maturity • Clients are at various stages of “digital maturity” and we are leading and shaping the market • We help clients define and operationalize where digital technologies and innovation can have a meaningful impact in programs • We have positive momentum with market-leading applications, performance analytics and technology Beyond Engagement • Digital consumer engagement was an early priority for government • Our solutions go beyond this: − Advanced analytics play an increasing role in modeling solutions and optimizing outcomes − Digital automation, such as next generation interactive voice recognition and process automation, drive efficiencies and improve the quality of our operations  These efforts enhance our competitive position and improve our overall service delivery  We intend to invest more capital and resources in implementing our digital strategy  Always looking to introduce digital technologies to streamline and improve programs to achieve the outcomes that matter  Transformation allows us to develop digital offerings that will provide new revenue streams and help drive long-term growth

14 BPO Services with Clinical Dimensions Occupational Health and Digital Well-being Disability Assessment Services Long-Term Services and Supports Assessments Clinical Evolution • Macro trends driving demand for BPO with a clinical element (rising health care costs, longevity, chronic conditions, comorbidities, and preventable conditions through healthier lifestyles) • MAXIMUS can help clients address these challenges with solutions that are strengthened with our growing clinical expertise • In last five years, we accelerated our clinical evolution through a focused strategy on programs related to assessments and appeals and through acquisitions • Shifting workforce with the expansion of assessments and appeals, including higher skill sets and longer tenure; this knowledge and stability strengthens our competitive position and creates a stickier offering

15 Long-Term Growth Strategy Three Pronged Approach to Long-Term Growth Moving into adjacent markets Incorporating new growth platforms Growing in current core markets • Digital transformation and clinical evolution not mutually exclusive, some opportunities require expertise in both • Our digital engagement strategies help governments and employers improve health and wellness and extend healthy independent living for their populations • Telehealth is one example of how we can use health- related technologies backed by clinical expertise to help our clients address the rising costs of health care Digital Technologies Clinical Assessments & Occupational Health Example: Telehealth • Digital transformation and clinical evolution will play a key role in our long-term growth strategy • As with any guiding strategy, it will naturally evolve so that we can meet the needs of our clients and capitalize on emerging opportunities in dynamic global markets

16 Affordable Care Act Operations Update • Completed the most recent open enrollment season under the Affordable Care Act (ACA) • Launched with a bit of a bang with higher call volumes, likely due to consumer confusion over the status of the program • However, as open enrollment progressed, it was business as usual

17 U.S. Federal Operations Update • Gained credibility and respect as a trusted contractor, but recognize that there is more work to be done • Federal government procures a significant amount of work through pre-competed contract vehicles (as opposed to full and open competition); it is important to be on the right vehicles • Recently secured positions on two new acquisition vehicles: − GSA IT 70, the largest and most widely used vehicle − Alliant/2, an important next-generation vehicle • Given the challenges in a tough U.S. federal environment, including the ongoing pause, making important changes as we position MAXIMUS as a more meaningful player • Recognize the need to amplify the segment’s sales and business development efforts • Dedicating additional resources to shape longer-term opportunities driven by emerging customer priorities • Firmly believe that there are significant opportunities to drive our core capabilities into the federal market

18 New Awards December 31, 2017 YTD Signed Contracts $1.2B Additional Unsigned Contracts $236M Sales Opportunities December 31, 2017 Total Pipeline* $3.2B * Reported pipeline only reflects short-term opportunities where we believe request for proposals will be released within next six months New Awards & Sales Pipeline During Q1 FY18: • Signed $1.2B of awards • Notified of award on $236M in contracts • Total year-to-date awards of approximately $1.4B • Overall a solid quarter and good start for FY18 • Pipeline at December 31, 2017 increased to $3.2B • Approximately 55% is tied to new work and reflects opportunities across all three segments and all of our major geographies Conversion of sales pipeline into future revenue growth depends on win rates, timing of awards, how quickly the contracts ramp up

19 Conclusion • Appreciation to the MAXIMUS management team and our employees • Great pride at what we accomplished together and it has been a pleasure to work with such a talented group